UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 1, 2006

Date of Report (Date of earliest event reported)

TNS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32033	36-4430020
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File No.)	Identification No.)

11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191-1406

(Address of principal executive offices and zip code)

(703) 453-8300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 1, 2006, the Board of Directors of TNS, Inc. (“TNS” or “Company”) approved the Company’s 2006 annual and long-term incentive compensation plans for the following TNS executives:  John J. McDonnell, Jr.; Brian J. Bates; Henry H. Graham, Jr.; Raymond Low; John J. McDonnell III; Matthew M. Mudd; Michael Q. Keegan; and Edward C. O’Brien (collectively, the “Executives”). The plans will be effective for the Company’s 2006 fiscal year.

2006 Annual and Long-Term Incentive Plans.

TNS maintains annual and long-term incentive compensation plans to provide TNS’ executives the opportunity to receive cash and equity awards based on the achievement of objective performance targets established by the Board. The plans’ objectives are to attract and retain qualified employees, consultants and non-employee directors and to motivate them to achieve long-term goals, to provide incentive compensation opportunities that are competitive with those of similar companies and to further align such individuals’ interests with those of the Company’s other stockholders through compensation alternatives based on the Company’s common stock, thereby promoting the long-term financial interests of the Company and enhancing long-term stockholder return.

The annual incentive compensation plan provides for the annual payment of cash bonuses based upon TNS’ achievement of its annual gross revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) targets for the Company’s 2006 fiscal year. For purposes of the annual and long-term incentive plans, EBITDA shall be determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets and depreciation and amortization of property and equipment. For each Executive, the amount of the annual cash award shall be based on the percentage of the gross revenue target achieved and the percentage of the EBITDA target achieved. 50% of the Executive’s respective annual cash bonus award target as set forth in his applicable employment agreement will be determined based on the Company’s 2006 gross revenue and 50% will be based on the Company’s 2006 EBITDA. The Executives will be paid cash bonuses equal to various percentages of their base salaries as set forth in their employment agreements, with such awards being calibrated based on over- or under-achievement of the targets to between 0% and 200% of such percentages.

The long-term incentive compensation plan provides for the annual grant of restricted shares of the Company’s common stock and stock options to the Executives. Each Executive was granted (i) restricted stock equal to 40% of the Executive’s long-term incentive target (“2006 Restricted Stock Award”) and (ii) stock options equal to 60% of the Executive’s long-term incentive target (“2006 Option Award”) as identified in his applicable employment agreement. The amount of shares of restricted stock and stock options subject to the grants will be adjusted up or down at the end of the Company’s 2006 fiscal year to between 0% and 200% of the number of shares of restricted stock and stock options granted based upon the Company’s achievement of its annual gross revenue and EBITDA targets for the 2006 fiscal year.  For each Executive, the amount of the adjusted (i) restricted stock award shall be the percentage of the gross revenue target achieved and the percentage of the EBITDA target achieved each multiplied by 50% of the applicable 2006 Restricted Stock Award, and (ii) stock option award shall be the percentage of the gross revenue target achieved and the percentage of the EBITDA target achieved each multiplied by 50% of the applicable 2006 Option Award. The Executives were granted the restricted stock and stock option awards equal to various percentages of their base salaries as set forth in their employment agreements. 25% of the awards will vest on January 1, 2007 (subject to the determination of the actual amount of the awards based on the Company’s actual 2006 gross revenue and EBITDA) with the remainder vesting in equal annual installments over a three-year period on January 1 of each subsequent year.

The above description is qualified in its entirety by reference to the complete plans to be filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNS, INC.

Dated: June 6, 2006	By:	/s/ Henry H. Graham, Jr.
Henry H. Graham, Jr.
Executive Vice President, Chief Financial Officer and Treasurer